UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Denny’s Corporation

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NOTICE OF MEETING

Spartanburg, SC

April 17, 2006

The Annual Meeting of Stockholders of Denny’s Corporation will be held at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina on Wednesday, May 24, 2006 at 9:00 a.m. for the following purposes as described in the accompanying Proxy Statement:

1.	To elect nine (9) directors.

2.	To consider and vote upon a proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 27, 2006.

3.	To transact such other business as may properly come before the meeting.

Only holders of record of Denny’s Corporation common stock at the close of business on March 28, 2006 will be entitled to notice of, and to vote at, this meeting.

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

RHONDA J. PARISH

Executive Vice President,

Chief Administrative Officer,

Chief Human Resources Officer,

General Counsel and Secretary

203 East Main Street

Spartanburg, South Carolina 29319

April 17, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 9:00 a.m. on Wednesday, May 24, 2006, at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy, or vote via telephone or the Internet as set forth in the proxy, at your earliest convenience.

On Behalf of the Board of Directors,

Sincerely,

Robert E. Marks

Chairman

Proxy Statement Table of Contents

PROXY STATEMENT

April 17, 2006

GENERAL

Introduction

The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Wednesday, May 24, 2006, at 9:00 a.m. at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished by Denny’s Corporation to stockholders of Denny’s Corporation in connection with the upcoming Annual Meeting. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc. (“Denny’s”), a subsidiary which it wholly owns through another wholly-owned subsidiary, Denny’s Holdings, Inc., since substantially all operations of Denny’s Corporation are currently conducted through Denny’s.

Stockholder Voting

Proxies in the form enclosed will be voted at the Annual Meeting (including adjournments) if properly executed, returned prior to the meeting, and not revoked, or if voted by telephone or the Internet in accordance with the instructions set forth in the enclosed proxy and not revoked. Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Rhonda J. Parish, the Executive Vice President, Chief Administrative Officer, Chief Human Resources Officer, General Counsel and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the meeting date at the Denny’s Corporation principal executive offices at 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person. Please note that if you plan to vote at the meeting in person, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

Only holders of record of common stock of Denny’s Corporation, par value $.01 per share (the “Common Stock”) as of the close of business on March 28, 2006 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement will be mailed to each such stockholder beginning on or about April 21, 2006.

As of the close of business on the Record Date, there were issued and outstanding and entitled to be voted at the Annual Meeting, 91,844,543 shares of Common Stock. At the meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will become effective by majority vote. Votes withheld from nominees for director, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” any director-nominee or “for” or “against” any proposal.

Proxies in the accompanying form, properly executed and duly returned and not revoked, or if voted by telephone or the Internet in accordance with the instructions set forth in the enclosed proxy and not revoked, will be voted at the Annual Meeting (including adjournments). Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If no specifications are made, proxies will be voted (i) in favor of the nine (9) nominees to the Board of Directors and (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the

“Company”) for the year ending December 27, 2006. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter or business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.

Denny’s 401(k) Plan Participant Voting

Under the Denny’s 401(k) Plans (the “Plans”), shares of Common Stock attributable to certain plan participants who have selected the Denny’s Corporation stock fund investment option under the Plans will be voted by the Plan Trustee in accordance with the employee’s instructions and, absent such instructions, in accordance with the instruction of the Plan Administrator (a Board-appointed committee responsible for the administration of the Plans). It is currently anticipated that the Plan Administrator will vote “For” each director-nominee and each of the other proposals herein.

Equity Security Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 28, 2006 to own more than 5% of the outstanding shares. As of March 28, 2006, there were 91,844,543 shares of the Common Stock issued and outstanding.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Trafelet & Company, LLC (and related entities) 900 Third Avenue, 5th Floor New York, NY 10022	9,105,715	(1)	9.9
Jason Ader Hayground Cove Asset Management LLC 1370 6th Avenue New York, NY 10019	6,561,250	(2)	7.1
Morgan Stanley 1585 Broadway New York, NY 10036	5,911,964	(3)	6.4
Bear Stearns Asset Management, Inc. 383 Madison Avenue New York, NY 10179	5,848,339	(4)	6.4
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	5,700,000	(5)	6.2
Mellon Financial Corporation (and related entities) One Mellon Center Pittsburgh, PA 15258	5,316,768	(6)	5.8
Ore Hill Hub Fund Ltd. (and related entities) c/o Butterfield Fund Services (Cayman) Ltd. P. O. Box 705 GT, Butterfield House 68 Fort Street Grand Cayman, Cayman Islands	5,108,696	(7)	5.6

(1)	Based upon the Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC” or “Commission”) on February 14, 2006 by Trafelet & Company, LLC (“Trafelet”), Mr. Remy W. Trafelet, Delta Institutional, LP, and Delta Offshore, Ltd. Of the total number of shares reported (1) Trafelet and Mr. Remy Trafelet are deemed to beneficially own 9,105,715 shares and to have shared voting and investment power with respect to those shares, (2) Delta Institutional, LP is deemed to beneficially own 3,578,700 shares and to have shared voting and investment power with respect to those shares, and (3) Delta Offshore, Ltd. (c/o BNY Alternative Investment Services Ltd., 48 Par-la-ville Road, Suite 464, Hamilton, HM11, Bermuda) is deemed to beneficially own 4,383,515 shares and to have shared voting and investment power with respect to those shares.
(2)	Based upon the Schedule 13D/A filed with the Commission on December 29, 2005 by Mr. Jason Ader, Hayground Cove Asset Management LLC (“HCAM”), Hayground Cove Fund Management LLC (“HCFM”), and Hayground Cove Associates LP (“HCA”). Mr. Ader is the sole member of HCAM, which is the managing member of HCFM. HCFM serves as general partner of (i) certain Delaware limited partnership funds and (ii) HCA, an investment manager that provides investment and advisory services to certain offshore entities and individually managed accounts (the limited partnership funds, offshore entities and managed accounts collectively the “Client Funds”). Each of the Client Funds has purchased in the aggregate the shares of Common Stock listed. These shares are deemed to be indirectly beneficially owned by Mr. Ader, HCAM, HCFM, and HCA. Each of Mr. Ader, HCAM and HCFM is deemed to have shared voting and investment power with respect to 6,561,250 shares. HCA is deemed to have shared voting and investment power with respect to 5,565,800 of such shares.
(3)	Based upon the Schedule 13G/A filed with the Commission on February 15, 2006. Morgan Stanley has sole voting and investment power with respect to 5,556,603 shares and shared voting and investment power with respect to 6,261 shares. Morgan Stanley indicates that it files reports solely in its capacity as the parent company of, and indirect beneficial owner of shares held by, one of its business units.
(4)	Based upon the Schedule 13G filed with the Commission on February 14, 2006. Bear Stearns Asset Management, Inc. has sole voting and investment power with respect to 873,217 shares and shared voting and investment power with respect to 4,975,122 shares.
(5)	Based upon the Schedule 13G filed with the Commission on February 14, 2006. Capital Research and Management Company is deemed to be the beneficial owner of the listed shares and to have sole voting and investment with respect to such shares.
(6)	Based upon the Schedule 13G filed with Commission on February 15, 2006. Mellon Financial Corporation and certain of its direct and indirect subsidiaries, in the aggregate, beneficially own the listed shares, for which such entities are deemed to have (i) sole voting power with respect to 355,368 shares, (ii) shared voting and investment power with respect to 4,920,000, and (iii) sole investment power with respect to 294,524 shares.
(7)	Based upon the Schedule 13G filed with Commission on February 6, 2006 by Ore Hill Hub Fund Ltd. (“OH Hub Fund”). Ore Hill Partners LLC (“OH Partners”) is the investment manager of the OH Hub Fund, and Benjamin Nickoll and Frederick Wahl are the managing members of OH Partners. Accordingly, each of the OH Hub Fund, OH Partners, Mr. Nickoll and Mr. Wahl may be deemed to be beneficial owners of the listed shares and to have shared voting and investment power with respect to such shares. The address of OH Partners and Messrs. Nickoll and Wahl is 650 Fifth Avenue, 9th Floor, New York, NY 10019.

Management

The following table sets forth, as of March 28, 2006, the beneficial ownership of Common Stock by: (i) each current member of the Board of Directors (the “Board”) of Denny’s Corporation, (ii) each executive officer of the Company included in the Summary Compensation Table on page 15, and (iii) all directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Vera K. Farris	104,073	*
Vada Hill	38,096	*
Brenda J. Lauderback	8,100	*
Nelson J. Marchioli	3,073,955	3.3
Robert E. Marks	113,469	*
Michael Montelongo	8,341	*
Henry J. Nasella	22,846	*
Donald R. Shepherd	104,363	*
Debra Smithart-Oglesby	47,864	*
Rhonda J. Parish	591,678	*
Margaret L. Jenkins	266,784	*
Janis S. Emplit	464,670	*
Craig E. Herman	100,504	*
All current directors and executive officers as a group (15 persons)	5,040,747	5.2

*	Less than one (1) percent.
(1)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 28, 2006) through the exercise of stock options: (i) Ms. Farris and Messrs. Marks and Shepherd (33,600 shares each), (ii) Mr. Hill and Ms. Smithart-Oglesby (12,600 shares each), (iii) Mr. Nasella (6,300 shares), (iv) Mr. Marchioli (2,666,667 shares), (v) Ms. Parish (560,000 shares), (vi) Mr. Herman (86,666 shares), (vii) Ms. Jenkins (240,000 shares), (viii) Ms. Emplit (440,000 shares), and (ix) all directors and executive officers as a group (4,207,799 shares).
(2)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (within sixty (60) days of March 28, 2006) through the conversion of deferred stock units upon termination of service as a director of Denny’s Corporation: (i) Ms. Farris (25,620 shares), (ii) Mr. Hill (25,496 shares), (iii) Ms. Lauderback (8,100 shares), (iv) Mr. Marks (25,016 shares), (v) Mr. Montelongo (8,341 shares), (vi) Mr. Nasella (16,546 shares), (vii) Mr. Shepherd (25,910 shares), (viii) Ms. Smithart-Oglesby (25,264 shares), and all directors and executive officers as a group (160,293 shares).

Equity Compensation Plan Information

The following table sets forth information as of December 28, 2005 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders(1)	5,916,272	$2.06	3,866,938
Equity compensation plans not approved by security holders	—	—	—

Total	5,916,272	$2.06	3,866,938

(1)	Includes Denny’s Corporation 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives (the “2002 Omnibus Plan”), the Advantica Stock Option Plan and the Advantica Restaurant Group Director Stock Option Plan. For a description of these plans, see Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended December 28, 2005.
(2)	Includes shares of Common Stock available for issuance as awards of restricted stock, restricted stock units, deferred stock units and performance awards, under the 2004 Omnibus Plan.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Denny’s Corporation

As permitted under Denny’s Corporation Bylaws, the Board has set at nine (9) the number of directors to constitute the Board of Directors of Denny’s Corporation. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of nine (9) nominees to the Board of Denny’s Corporation. These nominees are: Vera K. Farris, Vada Hill, Brenda J. Lauderback, Nelson J. Marchioli, Robert E. Marks, Michael Montelongo, Henry J. Nasella, Donald R. Shepherd and Debra Smithart-Oglesby, each of whom has consented to serve and will serve as a director, if elected, until the 2007 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation and Bylaws, as amended. Each nominee currently serves as a director.

If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Denny’s Corporation Restated Certificate of Incorporation and Bylaws. Holders of Common Stock voting by proxy may withhold votes as to any director-nominee by writing the name of such nominee in the space provided on the proxy card or, if voting by telephone or the Internet, by following the instructions provided in connection therewith.

Business Experience

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director and director nominee to the Board of Directors of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Vera K. Farris	69	Director of Denny’s Corporation; President Emerita and Distinguished Professor, The Richard Stockton College of New Jersey (2003-present); Distinguished Visiting Professor, University of Pennsylvania (2003-present); President of Richard Stockton College (1983-2003); TIAA-CREF Fellow (2005-2006).	1993

Vada Hill	46	Director of Denny’s Corporation; Senior Vice President and Chief Marketing Officer of Federal National Mortgage Association (Fannie Mae) (1999-January 2006); Chief Marketing Officer of Taco Bell Corporation (1997-1999).	2003

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Brenda J. Lauderback	55	Director of Denny’s Corporation; Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Big Lots, Inc., Wolverine World Wide, Inc., Irwin Financial Corporation and Select Comfort Corporation.	2005

Nelson J. Marchioli	56	Chief Executive Officer, President and Director of Denny’s Corporation and Denny’s, Inc. (2001-present); President of El Pollo Loco, Inc. (a subsidiary of the Company until 1999) (1997-2001).	2001

Robert E. Marks	54	Director of Denny’s Corporation; Chairman of Denny’s Corporation (2004-present); President of Marks Ventures, LLC, a private equity investment firm (1994-present); Director of Emeritus Corporation, Soluol, Inc. and Brandrud Furniture Company, as well as a member of the Board of Trustees of the Fisher House Foundation and The International Rescue Committee.	1998

Michael Montelongo	50	Director of Denny’s Corporation; Senior Vice President, Strategic Marketing for Sodexho, Inc., a provider of food and facilities management services (March 2005-present); Assistant Secretary of the United States Air Force (Financial Management and Comptroller) (2001-March, 2005); Sales Executive and Senior Project Manager for Cap Gemini Ernst & Young LLC, a provider of consulting, technology and outsourcing services (1999-2001). Member of the Council on Foreign Relations and the National Aeronautics and Space Administration (NASA) Advisory Council.	2005

Henry J. Nasella	59	Director of Denny’s Corporation; Founding Partner at LNK Partners, a private equity firm (July 2005-present); Venture Partner at Apax Partners, Inc., an international private equity investment group (2001-2005); Chairman/Co-Founder of Online Retail Partners, Inc. (1999-2000); Chairman and Chief Executive Officer of Star Markets Co., Inc., a New England food retailer, (1994-1999), President and Chief Operating Officer of Staples, Inc. (1988-1993). Director of Phillips-Van Heusen Corporation and a member of the Board of Trustees at Northeastern University.	2004

Donald R. Shepherd	69	Director of Denny’s Corporation; Retired; Chairman of Loomis, Sayles & Company, L.P., an investment management firm (1992-1995); Chief Executive Officer and Chief Investment Officer of Loomis Sayles & Company, L.P. (1990-1995). Member of Investment Committee of Scripps Research Institute and various University of Michigan advisory committees.	1998

Debra Smithart-Oglesby	51	Director of Denny’s Corporation; President of O/S Partners, an investment capital and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). A member of the Editorial Advisory Board of CFO Magazine and director of Noodles & Company.	2003

Involvement in Certain Legal Proceedings

On February 14, 2001, FRD Acquisition Co. (“FRD”), a former wholly-owned subsidiary of Advantica Restaurant Group, Inc. (“Advantica”), now Denny’s Corporation, filed a voluntary petition under Chapter 11 of the Bankruptcy Code (the “FRD Chapter 11 Proceeding”) to facilitate the divestiture of its Coco’s and Carrows brands and to preserve their going concern value. Ms. Farris and Messrs. Marchioli, Marks, and Shepherd were each directors of FRD and Ms. Parish served as an executive officer of FRD during the FRD Chapter 11 Proceeding, which concluded with Advantica’s divestiture of FRD and the Coco’s and Carrows brands on July 10, 2002. Upon the completion of the divestiture of FRD, Advantica, on July 11, 2002, changed its name to Denny’s Corporation.

Information Regarding Committees of the Boards of Directors

The Board of Directors has determined that, other than Mr. Marchioli, each member of the Board is independent under NASDAQ listing standards. There are three standing committees of the Board of Directors of Denny’s Corporation, the Audit and Finance Committee, the Compensation and Incentives Committee and the Corporate Governance and Nominating Committee. The Audit and Finance Committee currently consists of Messrs. Marks, Montelongo, Nasella and Ms. Smithart-Oglesby, with Ms. Smithart-Oglesby serving as chair. The Compensation and Incentives Committee is comprised of Mss. Farris and Smithart-Oglesby and Messrs. Hill and Shepherd, with Ms. Farris serving as chair. Mss. Farris and Lauderback and Messrs. Hill, Marks, and Shepherd currently make up the Corporate Governance and Nominating Committee, with Mr. Hill serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year.

Set forth below is a summary of the principal functions of each committee.

Audit and Finance Committee. The Audit and Finance Committee (the “Audit Committee”), which held nine (9) meetings in 2005, is responsible for: the appointment of the Company’s independent registered public accounting firm and monitoring and evaluating such firm’s independence and performance; at least annually, preapproving all audit and permitted nonaudit services to be provided to the Company by the firm; reviewing the planned scope of the annual audit; reviewing the conclusions of such firm and reporting the findings and recommendations thereof to the Board; reviewing with the Company’s independent registered public accounting firm the adequacy of the Company’s system of internal controls and procedures and the role of management in connection therewith; reviewing and discussing the Company’s annual financial statements with management and the independent registered public accounting firm and, based on these discussions, recommending that the Board approve the financial statements for publication and filing; reviewing with the independent registered public accounting firm the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Commission and matters related thereto; reviewing the adequacy of the Audit Committee’s Charter on an annual basis; understanding the Company’s risk profile and overseeing the Company’s risk assessment and management practices; reviewing and discussing with management and the independent registered public accounting firm the Company’s critical accounting policies and the quality of accounting judgments and estimates made by management; developing and maintaining procedures for the receipt, retention and treatment of complaints received by the Company (including confidential and or anonymous submissions by employees) regarding questionable accounting or audit matters; overseeing the Company’s finance activities including monitoring the Company’s financing needs; preparing annually a report to shareholders to be included in the Company’s proxy statement and performing such other functions and exercising such other powers as the Board from time to time may determine. For a complete description of the Audit Committee’s powers, duties and responsibilities see the charter of the Audit Committee attached to the Proxy Statement for the Company’s 2004 Annual Meeting.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards. For additional required disclosure regarding the Audit Committee, see the Audit Committee Report for the fiscal year ended December 28, 2005 on page 12 of this Proxy Statement.

Compensation and Incentives Committee. The Compensation and Incentives Committee (the “Compensation Committee”), is responsible for overseeing (and advising the Board on) the compensation of Company officers; reviewing and making recommendations to the Board concerning compensation practices, policies, procedures and retirement benefit plans and programs for the employees of the Company; evaluating the performance of the Chief Executive Officer; and overseeing the activities of plan administrators and trustees and other fiduciaries under the Company’s various employee benefit plans. It is also responsible for administering the Company’s stock option plans and such other incentive compensation plans as may from time to time be adopted by the Company; monitoring and receiving periodic reports from the Company’s human resources and diversity affairs departments regarding the Company’s minority hiring and diversity promotional efforts; reviewing and making recommendations to the Board regarding compensation practices, policies and procedures for members of the Board; and performing such other functions and exercising such other powers as the Board from time to time may determine. In 2005, the Compensation Committee held nine (9) meetings.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) is primarily responsible for developing and monitoring for compliance the Company’s Corporate Governance Policy as well as ensuring that it is made available to security holders and potential investors. In connection with this responsibility, the committee is responsible for monitoring and safeguarding the independence of the Board, overseeing and reviewing the Company’s processes for providing information to the Board, overseeing the evaluation of the Board and management and monitoring and overseeing the planning for CEO and senior management succession. Additionally, the Corporate Governance Committee is responsible for recommending nominees to the Board, as well as recommending directors for appointment to committees of the Board and to the chairs of such committees. These responsibilities include establishing criteria for Board and committee membership, considering rotation of committee members, reviewing candidates’ qualifications and any potential conflicts with the Company’s interest, assessing the contributions of current directors in connection with their re-nomination, reviewing and approving related party transactions of directors and making recommendations to the full Board regarding the position of chairman and lead director, when appropriate. The Corporate Governance Committee held five (5) meetings in 2005. Each member of the Corporate Governance Committee meets the definition of independence set forth under NASDAQ listing standards. The Corporate Governance Committee will consider nominees recommended by stockholders. For more information regarding the process for shareholders to submit recommendations of Board nominees to the Corporate Governance Committee for consideration, please see “Director Nominations” below. For further information and a description of the Company’s Corporate Governance Policy, see “Corporate Governance” below.

Lead Director; Board Meeting Information.

In addition to the above-mentioned committee assignments and roles, in January 1999 the Board began appointing, from among its members, a Lead Director. The Lead Director role was designed generally to include regularly meeting by telephone with the Chief Executive Officer to discuss the financial and operational status of the Company and staying abreast of Company issues in a more in-depth manner than required of other Board members. In 2002, with the appointment of an independent director as the Company’s Chairman of the Board of Directors, the Board determined that there would not be a need to designate a Lead Director so long as the Chairman of the Board was an independent director.

During 2005, there were six (6) meetings of the Board of Directors of Denny’s Corporation. Each director of Denny’s Corporation attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during 2005.

Compensation of Directors

Each director of Denny’s Corporation, other than Nelson J. Marchioli, will receive the following compensation: (i) a $45,000 annual cash retainer (paid in equal installments on a quarterly basis), (ii) an annual award of 8,100 deferred stock units, and (iii) an annual grant of options to purchase 18,900 shares of Common Stock. Such options typically have a term of 10 years, become exercisable at a rate of 33 1/3% per annum for three consecutive years beginning on the first anniversary of the date of grant and have an exercise price equal to the fair market value of the Common Stock on the date of grant. Such deferred stock units typically will be settled on a 1-for-1 basis in Common Stock upon termination of service as a director of Denny’s Corporation. Rather than the $45,000 annual cash retainer paid to other directors, the Chairman of the Board will receive $100,000 on an annual basis for his service as Chairman of the Board. The Chair of the Audit Committee will receive additional compensation annually of $20,000 and the Chair of the Corporate Governance Committee and the Compensation Committee each will receive additional compensation annually of $15,000 for their service as the committee chair. In addition, each member of the Board of Directors will receive deferred stock units for attendance at or participation in any unscheduled, specially-called meeting (i.e., any meeting called in addition to the typically five regularly scheduled board and committee meetings). The number of deferred stock units earned by directors for specially-called meetings shall be determined on a quarterly basis using a rate of $1,000 for attendance in person and $500 for telephonic participation and shall be calculated by dividing the total dollar value earned for such meeting attendance for the quarter by the closing price of the Common Stock on the last day of the quarter.

Audit Committee Financial Experts

The Board has determined that at least two Board members currently serving on the Audit Committee, Robert E. Marks and Debra Smithart-Oglesby, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds which includes Mr. Marks’ experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) as a part of his over 20 years of work experience in the field of private equity investments, in more than 15 different industries.

Director Nominations

The Corporate Governance Committee has a written charter which is available on Denny’s website at www.dennys.com. All members of this committee are deemed independent within the meaning of NASDAQ listing standards.

The Corporate Governance Committee will consider director-nominees recommended by shareholders. A shareholder who wishes to recommend to the committee a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice to the committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate offices in Spartanburg, South Carolina. The written notice must set forth (i) the name of each person whom the shareholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the committee, a shareholder recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting.

The Corporate Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Denny’s Corporation Board; and

—	he or she must be fluent in the English language.

Annually, the Corporate Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Committee will identify potential nominees for director from (1) the slate of current directors, (2) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (3) recommendations from shareholders.

The committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—	whether the potential nominee has experience and expertise that is relevant to Denny’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting Denny’s;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—	whether the potential nominee is independent, as defined by listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation shareholders; and

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of Denny’s business.

Additionally, with respect to an incumbent director whom the committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service to Denny’s Corporation during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a Denny’s Corporation shareholder.

The Company did not pay any fee to a third party to identify or evaluate or assist in identifying or evaluating potential nominees for director to present to stockholders for election at the 2006 Annual Meeting of Stockholders. The Corporate Governance Committee did not receive, by December 23, 2005 (the 120th calendar day before the first anniversary of the date of Denny’s Corporation 2005 proxy statement), any recommended nominee from a shareholder who beneficially owns more than 5% of Common Stock or from a group of shareholders who beneficially own, in the aggregate, more than 5% of the Common Stock.

Communications Between Security Holders and Board of Directors

The process for security holders of Denny’s Corporation to send communications to the Board is as follows. Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Secretary of Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices, or by e-mail to rparish@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Board Member Attendance at Annual Meetings

It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All current directors of Company attended the 2005 Annual Meeting of Stockholders.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations proposed and adopted by the SEC, and by each national securities exchange and securities association, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2006, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at this Annual Meeting. Representatives of KPMG will attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.

2005 Audit Information

KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ended December 29, 2004 and December 28, 2005. The fees billed in the fiscal years ended December 29, 2004 and December 28, 2005 for KPMG’s services to the Company were:

	Year ended December 29, 2004	Year ended December 28, 2005
Audit Fees	$719,500	$550,000
Audit-Related Fees	49,655	39,000
Tax Fees	20,000	14,650
All Other Fees	—	—

Total Fees	$789,155	$603,650

In the above table, in accordance with applicable SEC rules:

•	“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K and review of financial statements included in the Company’s Form 10-Qs, or for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•	“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first three categories above.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled committee meetings. The Chair will report any such decisions at the committee’s next scheduled meeting. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

AUDIT COMMITTEE REPORT

A formal written charter was originally adopted by the Audit Committee on March 14, 2000, and subsequently approved and adopted by the Board on May 24, 2000 and thereafter amended on November 12, 2003. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during the fiscal year ended December 28 2005. Additionally, the Audit Committee has prepared the following report on its activities with respect to the audit of the Company’s annual financial statements for the fiscal year ended December 28, 2005.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and KPMG, the Company’s independent registered public accounting firm.

•	The Audit Committee has discussed with KPMG, the matters required to be discussed by Statement on Auditing Standards No. 61.

•	The Audit Committee has received the written disclosure and the letter from KPMG, required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from the Company.

•	Based on and pursuant to the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2005 for filing with the Commission.

Audit and Finance Committee

Debra Smithart-Oglesby, Chair

Robert E. Marks

Michael Montelongo

Henry J. Nasella

COMPENSATION AND INCENTIVES COMMITTEE REPORT

Compensation Philosophy and Practice

The Company’s compensation program for executive officers has been developed under the oversight and direction of the Compensation Committee with the goal of designing a compensation package that attracts and retains top quality leadership talent while ensuring senior leaders’ interests are sufficiently aligned with the interests of stockholders.

An outside human resources consulting firm is utilized by the Compensation Committee and the Company, as needed, to assist and advise in the continual development and design of an executive compensation package which appropriately responds to research data (discussed further below) and addresses the following goals set forth for the Company’s long-term incentive and overall compensation program: (i) promote retention, (ii) reward achievement of the business strategy, (iii) complement the short-term incentive program, and (iv) be simple and easily understood.

At the Compensation Committee’s request, the above referenced consulting firm periodically analyzes the Company’s compensation program for its top executive and management positions by conducting compensation measurement studies designed to compare the Company’s executive pay against a custom group of restaurant and hospitality companies where the focus is on the size-adjusted 50th percentile. In 2004, such analysis resulted in the conclusion that while cash compensation (i.e., base salary and incentive bonus) for executives was generally in line with the market, long-term incentives and target benefits provided by the Company were below market. Consequently, late in 2004, an equity award designed to move long-term incentives and target benefits closer in line with the analyzed market data was made to executive officers. (For a further discussion of this award, see the “2005 Executive Officer Compensation Program” below.) Also, following additional detailed study and analysis throughout most of 2005, in early 2006 a long-term growth incentive program was implemented pursuant to the 2004 Omnibus Plan under which executives will receive, beginning in 2006, annual awards of performance shares and cash units (payable upon the achievement of set performance targets over a three-year period) in addition to annual stock option awards.

Additionally in 2004 and 2005, measures were taken to further enhance executive compensation in support of the Company’s growth objectives by adjusting the Company’s short-term incentive compensation program to add the following features (i) partial incentive payouts based on Company performance that is above established threshold levels but below target levels, (ii) over-performance payouts structured along the lines of a profit sharing incentive, (iii) better flexibility and better matching of payouts to desired levels of performance, (iv) quarterly payouts for obtaining certain performance measures, and (v) team/department targets.

2005 Executive Officer Compensation Program

The 2005 executive officer compensation program of the Company had three primary components: (1) Base Salary, (2) Short-term Incentives, and (3) Long-term Incentives.

Base Salary is established on the basis of (i) annual quantitative market data in the form of salary comparisons to peer position groupings as described above, and (ii) Company-specific factors such as positions of responsibility and authority, years of experience and job performance.

Short-term Incentives in 2005 were provided under the Company’s 2005 Corporate Incentive Program and were based primarily upon the achievement of certain Company quarterly and annual quantitative performance goals that included: (i) same store customer counts, (ii) same store sales by Company-owned units, (iii) same store sales by franchise units, (iv) EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), (v) total Company revenue, and (vi) Company team/department objectives. For 2005, the quantitative performance goals related to same store franchise unit sales were fully achieved resulting in payouts of 100%. The quantitative performance goals related to same store Company unit sales, same store customer counts, and total revenue were only partially achieved resulting in partial payouts for such quarterly and annual awards. The quantitative performance goal related to EBITDA was not achieved and thus no payout was made in 2005 with respect to this performance goal. Additionally, the Company team/department objectives were achieved in 2005 for all named executive officers resulting in payouts of 100% for this component of the program. No over-performance awards were paid out in 2005. (Compensation earned in 2005 by the named executive officers under the 2005 Company’s Incentive Program is set forth in the Summary Compensation Table below under the Annual Compensation-Bonus Column).

Long-term Incentives for Company executive officers consist of stock options and restricted stock unit awards. Although no stock options or restricted stock units were awarded to executive officers in 2005 (with the exception of initial awards made to newly hired executive officers or supplemental awards made to certain promoted executive officers), in 2004, stock options were awarded to executive officers, pursuant to the 2004 Omnibus Plan, that vest in 33 1/3% increments on December 29, 2004, December 25, 2005 and December 27, 2006, based upon the Company’s achieving of same store sales goals for the fourth quarter of 2004 and certain individual employee performance goals. Also in 2004 restricted stock unit awards were awarded under a Total Shareholder Return Program to executive officers pursuant to the 2004 Omnibus Plan. Under this program, up to 33 1/3% of the restricted stock awards to executive officers may be earned on June 30, 2005, 2006 and 2007 based on total shareholder return compared with a peer group over the 12-month period preceding the specified date. [With respect to the first performance period ending June 30, 2005, the applicable total shareholder return target was fully achieved resulting in the achievement of 100% of the available award.] The entire amount of the restricted stock unit awards to executive officers, however, will be earned after five years of continued employment with the Company. Earned units will be settled 50% on the one-year anniversary of this date and 50% on the two-year anniversary of the date and will be paid 50% in cash and 50% in stock upon a 1-for-1 conversion basis. The Compensation Committee, in administering these plans and programs, allocated awards to the Company’s executive officers and others based on an evaluation of their relative levels of responsibility for and their potential contribution to the Company’s operating results in order to provide them incentives to enhance stockholder value as well as taking into consideration the aforementioned compensation study and market analysis.

Additionally, Company executives are eligible to participate in certain Company retirement and savings plans, as well as various other benefit plans intended to provide a safety net of coverage against various events, such as death, disability and retirement.

Deductibility of Executive Compensation

With respect to Section 162(m) of the Code and underlying regulations pertaining to the deductibility of compensation to certain executive officers in excess of $1 million, the Compensation Committee has adopted a policy to comply with such limitations, to the extent practicable, including its presentation of the Company’s underlying incentive compensation plan (i.e., the 2004 Omnibus Plan) to the stockholders for prior approval. However, the Compensation Committee has also determined that some flexibility is required, notwithstanding these statutory and regulatory provisions, in negotiating and implementing the Company’s incentive compensation programs. It has, therefore, retained the discretion to award some bonus payments based on non-quantitative performance objectives and other criteria which it may determine, in its discretion, from time to time.

Chief Executive Officer Compensation

Compensation received by Mr. Marchioli in 2005, in the form of base salary, bonus payments and other payments, is reflected and described in the Summary Compensation Table below. Such compensation to Mr. Marchioli was in accordance with the terms of his employment agreement, as then in effect, and followed generally the philosophy and programs described above for the Company’s executive officers. Mr. Marchioli’s compensation in 2005 related to the Company’s performance in that incentive compensation he earned in 2005 under the Company’s 2005 Corporate Incentive Program (as discussed elsewhere herein) resulted from the Company’s achievement or partial achievement of certain targeted performance goals based upon financial measures such as same store sales, customer counts and Company total revenue.

Compensation and Incentives Committee

Vera K. Farris, Chair

Vada Hill

Donald R. Shepherd

Debra Smithart-Oglesby

EXECUTIVE COMPENSATION

Compensation of Officers

The following summary compensation table sets forth, for the Company’s last three (3) completed fiscal years, the compensation provided by the Company to any individual serving the Company at any time during 2005 as its Chief Executive Officer as well as the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 2005 (the “named executive officers”).

Summary Compensation Table

Long-Term Compensation Awards
Name and Principal Position as of December 28, 2005		Annual Compensation(1)		Restricted Stock Units(4)		Number of Securities Underlying Options	All Other Compensation (5)(6)(7)
	Year	Salary(2)	Bonus(3)
Nelson J. Marchioli President and Chief Executive Officer	2005 2004 2003	$671,569 645,524 603,243	$473,485 942,500 45,000	$	— 4,220,000 —	— 1,000,000 —	$2,735,191 352,300 256,301

Rhonda J. Parish Executive Vice President, Chief Administrative Officer, Chief Human Resources Officer, General Counsel and Secretary	2005 2004 2003	369,637 352,047 337,688	153,409 336,757 21,970		— 1,266,000 —	— 300,000 40,000	20,925 200,666 110,486

Margaret L. Jenkins Senior Vice President, Marketing and Chief Marketing Officer	2005 2004 2003	330,120 310,986 302,409	141,401 296,888 97,500		— 1,139,400 —	— 270,000 40,000	18,406 179,904 89,246

Janis S. Emplit Senior Vice President, Strategic Services	2005 2004 2003	304,519 289,954 272,382	126,657 278,038 17,233		— 1,139,400 —	— 270,000 40,000	17,276 167,937 89,674

Craig E. Herman Senior Vice President, Company Operations	2005 2004 2003	233,209 178,136 152,756	96,648 146,588 6,975		609,000 316,500 —	— 75,000 30,000	33,477 93,395 50,690

(1)	The amounts shown for each named executive officer exclude perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for any year included in this table.
(2)	The amounts in this column include certain costs and credits to the named executive officers relating to certain life, health and disability insurance coverage provided through the Company.
(3)	The amounts shown in this column for 2003 reflect bonus payments received in the respective year by the named executive officers under the Company’s incentive programs which relate to the prior fiscal year.
(4)

The amounts shown in this column reflect the dollar value (based on the closing price of the common stock of Denny’s Corporation on the date of grant) of restricted stock units awarded to the named executive officers in 2004 pursuant to our 2004 Total Shareholder Return Program (the “2004 TSR Program”) under the 2004 Omnibus Plan. Under the 2004 TSR Program, up to one-third of each award may vest on June 30, 2005, 2006 and 2007 based on total shareholder return compared with a peer group over the 12-month period preceding the vesting date. The entire award, however, will vest after five years of continued employment with Denny’s Corporation. Vested units will be settled 50% on the one-year anniversary of the vesting date and 50% on the two-year anniversary of the vesting date, and will be paid one-half in cash and one-half in common stock of Denny’s Corporation, on a 1-for-1 conversion basis. In 2005 Mr. Herman received a supplemental award under the 2004 TSR Program, under terms substantially similar to those set forth immediately above, in an amount of 150,000 units. The amount shown for Mr. Herman for 2005 reflects the dollar value (based on the closing price of the Common Stock on October 3, 2005, the date of grant) of this award. The number of the aggregate restricted stock units held as of December 28, 2005 by Messrs. Marchioli and Herman and Mss. Parish, Jenkins and Emplit is 1,000,000, 225,000, 300,000, 270,000 and 270,000, respectively. The value of the aggregate restricted stock units held as of December 28, 2005 by Messrs. Marchioli and Herman and Mss. Parish, Jenkins and Emplit are $3,910,000, $879,750, $1,173,000, $1,055,700 and $1,055,700, respectively.

(5)	The amounts for Mr. Marchioli for 2005, 2004 and 2003 were made pursuant to his employment agreement and include for 2003 payments made in connection with his relocation to South Carolina in the amount of $110,399, reimbursement of certain professional fees in the amounts of $2,500, $1,600, and $2,000, respectively, and automobile allowances of $13,200 for each such year. Additionally, the 2005 and 2003 amounts reflect Company contributions totaling $42,847, and $18,202, respectively, to his account under the Company’s deferred compensation plan. Also, in 2005 Mr. Marchioli received payment of a restricted stock unit performance award, pursuant to the terms of his employment agreement then in effect, payable in Common Stock and cash, in a total amount of $2,676,644. For additional information see “—Employment Agreements-Marchioli Employment Agreements.”
(6)	The amounts for Mss. Parish, Jenkins and Emplit and Mr. Herman include Company contributions to their Company deferred compensation accounts which for 2005 amounted to $20,925, $18,406, $17,276 and $11,753, respectively, and for 2004 amounted to $10,541, $11,154, $10,437 and $6,207, and for 2003 amounted to $10,140, $0, $8,177 and $4,673 respectively. Amounts for Mr. Herman also include payments made in connection with his relocation to South Carolina which for 2005 amounted to $21,724.
(7)	2004 and 2003 amounts for each named executive officer include stay bonus payments, which amounted to $337,500 and $112,500, respectively, for Mr. Marchioli, $190,125 and $63,375, respectively, for Ms. Parish, $168,750 and $56,250, respectively, for Ms. Jenkins, $157,500 and $52,500, respectively, for Ms. Emplit, and $87,188 and $29,063, respectively for Mr. Herman. Also, for each named executive officer, with the exception of Mr. Marchioli, 2003 amounts include stock and cash payouts received by such officers in 2003 under the 2002 TSR Program, the fair market value of which amounted to $36,971 for Ms. Parish, $32,996 for Ms. Jenkins, $16,954 for Mr. Herman and $28,997 for Ms. Emplit.

Stock Options

During the fiscal year ended December 28, 2005, there were no options to acquire shares of the Common Stock granted to the named executive officers. Additionally, no options held by the named executive officers were exercised in 2005.

The following table sets forth information with respect to the 2005 year-end values of unexercised options granted by the Company pursuant to the 2004 Omnibus Plan, the 2002 Omnibus Plan and the Advantica Stock Option Plan, held by each of the persons named in the Summary Compensation Table at fiscal year-end.

Aggregated Option Exercises in 2005 and

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)	Value of Unexercised In-the-Money Options at Fiscal Year-End($)
	Exercisable/Unexercisable	Exercisable/Unexercisable
Nelson J. Marchioli	2,666,667/333,333	$6,025,833/$496,666
Rhonda J. Parish	546,667/113,333	$816,167/$193,932
Margaret L. Jenkins	226,667/103,333	$416,067/$179,032
Janis S. Emplit	426,667/103,333	$745,367/$179,032
Craig E. Herman	51,666/60,000	$124,581/$108,200

Retirement Plans

The Advantica Pension Plan (the “Pension Plan”), a tax qualified defined benefit retirement plan, is maintained by Denny’s. Such plan is described below.

The following table shows the estimated annual benefits for a single life annuity that could be payable under the Pension Plan, as amended, and the ancillary plan described below upon a person’s normal retirement at age 65 if that person were in one of the following classifications of assumed compensation and years of credited service.

Average Annual Remuneration Over a Five-Year Period	Years of Service
	15	20	25	30	35
$ 200,000	$41,529	$55,372	$69,215	$83,057	$96,900
250,000	52,779	70,372	87,965	105,557	123,150
300,000	64,029	85,372	106,715	128,057	149,400
350,000	75,279	100,372	125,465	150,557	175,000
400,000	86,529	115,372	144,215	173,057	200,000
500,000	109,029	145,372	181,715	218,057	250,000
600,000	131,529	175,372	219,215	263,057	300,000
700,000	154,029	205,372	256,715	308,057	350,000
800,000	176,529	235,372	294,215	353,057	400,000
900,000	199,029	265,372	331,715	398,057	450,000
1,000,000	221,529	295,372	369,215	443,057	500,000
1,200,000	266,529	355,372	444,215	533,057	600,000
1,400,000	311,529	415,372	519,215	623,057	700,000
1,600,000	356,529	475,372	594,215	713,057	800,000

The Pension Plan is noncontributory and covers a limited number of employees of Denny’s, Inc. In 1999, the Pension Plan was amended to effect the following changes (1) no new participants are allowed into the plan after December 31, 1999; (2) all future pension benefit accruals for highly compensated employees are earned beginning January 1, 2000 under the ancillary plan described below; and (3) all benefit accruals earned under the plan and ancillary plan were frozen as of December 31, 2004. Participants in the Pension Plan, therefore, are limited to those employees who, on or prior to December 31, 1999, had attained the age of 21 and had completed one thousand hours of service, and no participant accrues any benefit after December 31, 2004. A participant’s annual retirement benefit under the Pension Plan at normal retirement age is calculated by multiplying the number of years of participation in the Pension Plan (not to exceed 35 years, and not including years after 1999 for highly compensated participants or years after 2004 for other participants) by the sum of one percent of the average Compensation (as defined below) paid during 60 consecutive calendar months chosen to produce the highest average through 1999 for highly compensated participants or through 2004 for other participants (“Average Compensation” for the purposes of this paragraph) plus an additional one-half of one percent of the Average Compensation in excess of the average Social Security wage base. Benefits payable cannot exceed 50% of the Average Compensation. Plan benefits are normally paid in the form of a life annuity or, if the retiree is married, a joint and survivor annuity. “Compensation” for the purpose of this paragraph generally consists of all remuneration paid by the employer to the employee for services rendered as reported or reportable on Form W-2 for federal income tax withholding purposes (including the amount of any year-end bonus paid), excluding reimbursements and other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (such exclusions including, without limitation, severance pay, leadership retention payments, relocation allowance, gross-up pay to compensate for taxable reimbursements, hiring bonuses, cost of living differentials, special overseas premiums, compensation resulting from participation in, or cancellation of, stock option plans, contributions by the employer to the Pension Plan or any other benefits plan and imputed income resulting from the use of Company property or services). Compensation also includes employee elective contributions under a Section 401(k) plan maintained by the employer and salary reduction amounts under a Section 125 plan maintained by the employer. The funding of the Pension Plan is based on actuarial determinations. The Pension Plan was amended early in 2004 to revise the definition of “actuarial equivalent” and to clarify that benefits generally will not be paid until after an employee notifies the employer and applies for benefits, as required by recent regulatory changes. The changes do no affect the calculation of benefits.

Ancillary to the Pension Plan is a non-qualified plan for a select group of management and highly compensated employees that provides for benefits limited by the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended. “Compensation” and “Average Compensation” are defined in this ancillary plan the same way they are defined in the Pension Plan. Consequently, the accrual of all further benefits under the ancillary plan ceased on December 31, 2004. Benefits payable under the ancillary plan are included in the table above.

The maximum annual pension benefit payable under the Pension Plan for 2005 was $170,000 (or, if greater, the participant’s 1982 accrued benefit).

Except for the accrual of certain non-qualified benefits as described herein, the Compensation included under the Pension Plan (including the ancillary non-qualified plan) generally corresponds with the annual compensation of the named executive officers in the Summary Compensation Table above. Includable Compensation for 2005 for Mss. Parish, Jenkins and Emplit and Messrs. Marchioli and Herman was $530,509, $473,339, $437,996, $1,154,254 and $334,533, respectively.

As of December 31, 2005 the estimated credited years of service under the Advantica Pension Plan and the ancillary plan for Mss. Parish, Jenkins and Emplit and Messrs. Marchioli and Herman, were 9, 0, 8, 0, and 0, respectively. As a result of no new participants being allowed into the plan after December 31, 1999, Ms. Jenkins and Messrs. Herman and Marchioli are not participants in the plan.

Employees may retire as early as age 55 with five years of service. Employees with age and service equaling or exceeding 85 and who are within five years of the normal retirement age will receive no reduction of accrued benefits. Employees who are at least 55 years of age with 15 years of service will receive a reduction of three percent in accrued benefits for the first five years prior to normal retirement date and six percent for the next five years. Accrued benefits for employees retiring with less than 15 years of service will be actuarially reduced. Retirement benefits are fully vested after a participant completes five years of service.

Employment Agreements

Marchioli Employment Agreements

Effective November 1, 2003, Mr. Marchioli and Denny’s Corporation negotiated and entered into a new employment agreement (the “2003-2005 Marchioli Employment Agreement”), which provided that the Company would continue to employ Mr. Marchioli as President and Chief Executive Officer of Denny’s Corporation and Denny’s, Inc., from November 1, 2003 to December 31, 2005 (the “2003-2005 Agreement Effective Date”) unless terminated earlier by reason of his death, permanent disability, voluntary termination or involuntary termination with or without cause. The 2003-2005 Marchioli Employment Agreement prohibited Mr. Marchioli from soliciting for employment the employees of the Company or its affiliates and from engaging in certain competitive activities generally during his term of employment and for a period of one year after the later of the termination of his employment. The 2003-2005 Marchioli Employment Agreement further prohibited Mr. Marchioli from using or disclosing certain “confidential” or “proprietary” information for purposes other than carrying out his duties with the Company.

During 2005 and near the end of the term of the 2003-2005 Marchioli Employment Agreement, Mr. Marchioli and Denny’s Corporation negotiated and entered into a new employment agreement (the “2005-2007 Marchioli Employment Agreement”), effective May 11, 2005 through December 31, 2007 (the “2005-2007 Agreement Effective Date”), which contains generally the provisions described immediately above for the 2003-2005 Marchioli Employment Agreement.

The material terms of the 2003-2005 Marchioli Employment Agreement were as follows: (i) an annual base salary of $650,000, (ii) an annual performance bonus at an annual rate of at least 100% of the base salary payable if Denny’s and Mr. Marchioli achieve the budgeted financial and other performance targets established by the Compensation Committee, with Mr. Marchioli being entitled to participate and receive the full benefits established for management employees for over-performance, (iii) an award of performance-based restricted stock units worth $300,000 and valued as of the day prior to the 2003-2005 Agreement Effective Date (the units will vest over a one-year period; one-half of the total award was earned when the Company achieved its EBITDA target for the twelve-month calendar period beginning January 1, 2004 and the other-half of the total award was earned when the Company achieved its customer count growth target for that same period), (iv) an annual car allowance and participation in all of the Company’s benefit plans generally applicable to the Company’s executive officers, and (v) reimbursement of all normal and reasonable expenses Mr. Marchioli incurs during his employment term in connection with his responsibilities to the Company, including his travel expenses. In addition to the compensation described above, in the event of Mr. Marchioli’s termination of employment during the term of the 2003-2005 Marchioli Employment Agreement, the Company is required to make payments as follows based upon the cause of such termination: (i) if by reason of death, Mr. Marchioli’s surviving spouse is entitled to be paid an amount equal to Mr. Marchioli’s base salary and annual bonus and his eligible family dependents are entitled to receive certain health and welfare benefits for a one-year period after his death; (ii) if by reason of permanent disability, Mr. Marchioli is entitled to be paid one-half of his base salary and annual bonus and he and his eligible family dependents are entitled to receive certain health and welfare benefits for a period of two years after termination of employment; and (iii) if by the Company other than for cause, Mr. Marchioli is, in general, entitled to (a) a lump sum in an amount equal to two year times his then current annual base salary and annual bonus, and (b) continuation of certain benefits and other contract rights. In the event Mr. Marchioli’s termination without cause is within one (1) year following a change of control of the Company, Mr. Marchioli shall be entitled to a lump sum payment equal to 299% of the sum of his current base salary and target bonus. In the event of termination for cause or voluntary termination, the Company shall pay Mr. Marchioli the portion of his annual base salary earned through his termination date and generally the benefits due him under the Company’s benefit plans for his services rendered to the Company through his date of termination.

Under the 2005-2007 Marchioli Employment Agreement, Mr. Marchioli will be paid by the Company an annual base salary in the amount of $700,000 (increasing to $750,000 as of January 1, 2007) and an annual bonus at a rate of 100% of his annual base salary if the Company, Denny’s and Mr. Marchioli achieve budgeted financial and other performance targets established by the Compensation Committee of the Board. Also, to the extent the Compensation Committee provides additional over-performance incentive targets in the Company’s annual incentive bonus plan for employees, Mr. Marchioli is entitled to participate fully in and receive the full benefits for achieving such over-performance incentive targets. Additionally, during his employment term, Mr. Marchioli will receive an annual car allowance and will be entitled to participate in all of the Company’s benefits plans applicable to senior officers as well as be reimbursed for all normal and reasonable expenses incurred in connection with his employment responsibilities.

In addition to the compensation described above, in the event of Mr. Marchioli’s termination of employment during the term of the 2005-2007 Marchioli Employment Agreement, the Company is required to make payments as follows based upon the cause of such termination: (i) if by reason of death, Mr. Marchioli’s surviving spouse is entitled to be paid an amount equal to Mr. Marchioli’s base salary and annual bonus, and his eligible family dependents are entitled to receive certain health and welfare benefits for a one-year period after his death; (ii) if by reason of permanent disability, Mr. Marchioli is entitled to be paid one-half of his base salary and annual bonus, and he and his eligible family dependents are entitled to receive certain health and welfare benefits for a period of two years after termination of employment; and (iii) if by the Company other than for cause, Mr. Marchioli is, in general, entitled to (a) a lump sum in an amount equal to two years of his then current annual base salary and annual bonus, and (b) continuation of certain benefits. In the event Mr. Marchioli’s termination without cause is within one (1) year following a change of control of the Company (as defined in the 2005-2007 Marchioli Employment Agreement), Mr. Marchioli shall be entitled to a lump sum payment equal to 299% of the sum of his then current base salary and targeted annual bonus (which bonus shall be no less than 100% of his then current base salary). In the event of termination for cause or voluntary termination, the Company shall pay Mr. Marchioli the portion of his annual base salary earned through his termination date and generally the benefits due him under the Company’s benefit plans for his services rendered to the Company through his date of termination.

Other Employment Agreements

Mss. Emplit and Parish are parties to separate letter agreements with the Company which provide, for the named executive officers, the following compensation and benefits. Each named executive officer will be entitled to the payment of severance benefits, in the event (A) the executive is terminated without cause, or (B) the executive elects to terminate his/her employment because (i) the Company has in effect reduced the executive’s base salary or the executive’s responsibilities, or (ii) the executive is required to relocate greater than 100 miles from the current Company headquarters in Spartanburg, South Carolina, equal to the sum of (a) two times the named executives’ then current base pay and targeted annual bonus, (b) an amount, grossed up for applicable taxes, equal to actual benefit credits for an eighteen-month period and vested benefits under the ancillary non-qualified pension plan, (c) a lump sum amount equal to two (2) times the named executive’s annual car allowance and (d) an amount equal to any accrued but unused vacation time. Such severance payment shall be guaranteed by certain subsidiaries of the Company. The letter agreements further provide that the named executive officers will receive career placement benefits upon a termination without cause and that all stock options granted by the Company to the named executive officer shall become 100% exercisable in the event of (a) termination without cause, (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company’s assets, (d) a merger or consolidation involving the Company in which Denny’s Corporation is not the surviving corporation or in which holders of the Common Stock receive securities from another corporation, or (e) a tender offer for at least a majority of the outstanding Common Stock.

In connection with an announcement in November, 2003 that the Company had begun a process of exploring possible alternatives to improve its long-term liquidity and capital structure, the Company awarded to certain members of management including Mr. Marchioli and the other named executive officers, retention bonuses which amounted to a total of 75% of the named executive officer’s base salary paid in three designated installments throughout the above described exploration and implementation of alternatives period (such period having concluded during 2004), provided the named officers were employed by the Company on such designated dates.

In connection with her employment, the Company agreed to pay Ms. Jenkins in addition to her base salary and incentive bonus plan participation (i) an annual housing allowance of $24,000 with gross-up, (ii) an $8,000 annual travel allowance (grossed-up) for a two (2) year period beginning with her employment date (provided she has not exercised the Company provided executive relocation package), (iii) a severance payment (if her employment is terminated without cause) in an amount equal to the sum of 100% of her current annual base pay amount, or, in the event of a termination without cause within one year of a change in control, in an amount equal to 200% of her current annual salary and her targeted annual bonus.

Compensation Committee Interlocks and Insider Participation

The following persons served as members of the Compensation Committee during the fiscal year ended December 28, 2005: Vera K. Farris, Vada Hill, Donald R. Shepherd and Debra Smithart-Oglesby. None of the members of the committee were officers or employees of the Company or had any relationship, directly or indirectly, with the Company requiring disclosure under SEC regulations.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholders’ return on the Common Stock against the cumulative total return of the Russell 2000® Index and a peer group index for the Company’s fiscal years 2001, 2002, 2003, 2004 and 2005. The Common Stock was transferred from the NASDAQ National Market to the NASDAQ SmallCap Market on December 27, 1999 and later moved to the Over-the-Counter Bulletin Board on January 9, 2001. On May 10, 2005, the Common Stock was relisted on the NASDAQ Capital Market. The graph and table assume that $100 was invested on December 28, 2000 (the first day of fiscal year 2001) in each of the Company’s Common Stock, the Russell 2000® Index and the peer group index and that all dividends were reinvested.

	12/28/00	12/26/01	12/25/02	12/31/03	12/29/04	12/28/05
Russell 2000® Index(1)	100	102.58	81.56	120.10	142.12	148.61
Peer Group Index(2)	100	150.95	143.13	196.61	199.67	182.06
Denny’s Corporation	100	101.59	101.59	65.08	714.29	639.68

(1)	A broad equity market index of 2,000 companies. The average market capitalization of companies within the index was approximately $665 million with the median market capitalization being approximately $540 million as of the index’s latest reconstitution.
(2)	This peer group index consists of the following six other leading public companies in the family-style restaurant category: Bob Evans Farms, Inc. (BOBE), CBRL Group, Inc. (CBRL), Friendly Ice Cream Corporation (FRND), IHOP Corp. (IHOP), FRISCH’s Restaurants, Inc. (FRS) and Ryan’s Restaurant Group, Inc. (RYAN).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock to file reports of initial ownership and changes in ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. With the exception of one Form 4 for Mr. Nasella dated February 7, 2005, reporting his receipt of the directors’ annual equity compensation awards in the form of a stock option grant and award of deferred stock units which was inadvertently filed one day late, to the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 28, 2005) the Company’s officers, directors and 10% stockholders complied with their Section 16(a) filing requirements for such year.

CERTAIN TRANSACTIONS

During the Company’s last fiscal year, there were no transactions occurring or relationships that existed between the Company and its management, directors or five percent stockholders that require disclosure under SEC regulations.

CORPORATE GOVERNANCE

The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.

In 2002, the Corporate Governance Committee of the Board was developed and charged with, among other things, the development of a set of corporate governance standards for the Company. In January 2003, the Board, upon the recommendation of the Corporate Governance Committee, adopted the “Denny’s Corporate Governance Policy.” This policy may be viewed in detail at the Company’s website, www.dennys.com. Highlights of the Company’s current corporate governance practices include:

•	Board committees consist of only independent board members.

•	Independent directors have the opportunity to meet in executive session regularly (i.e., at each regularly scheduled Board/Board committee meeting).

•	All Board committees may retain outside advisors, as they deem appropriate.

•	Board effectiveness and performance is reviewed annually by the Corporate Governance Committee.

•	A commitment to continue to adhere to the corporate governance listing standards of NASDAQ.

Additionally, during 2002, 2003, 2004 and 2005, the Company’s goal of maintaining a Board made up of a majority of independent directors was achieved with all members, with the exception of the Chief Executive Officer, being independent of the Company under NASDAQ listing standards.

The Corporate Governance Committee, during 2005, completed a thorough review of its governance practices as compared to current governance best practices and is currently, as a result of such review, revising the Company’s Corporate Governance Policy. The revised governance policy is expected to be posted on the Company’s website by the Fall of 2006.

Code of Ethics

Denny’s Corporation has adopted a code of ethics entitled “Denny’s Corporation Standards of Business Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Corporation Standards of Business Conduct is posted on the Denny’s website at www.dennys.com.

Denny’s will post on its website any amendments to, or waivers from, a provision of the Denny’s Corporation Standards of Business Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Corporation Standards of Business Conduct to an appropriate person or persons identified in the standards; or (v) accountability to adherence to the standards.

OTHER MATTERS

Expenses of Solicitation

The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting

In the event that any matters other than those referred to in the accompanying notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

2007 Stockholder Proposals

In order for stockholder proposals intended to be presented at the year 2007 Annual Meeting of Stockholders to be eligible for inclusion in the Denny’s Corporation proxy statement and the form of proxy for such meeting, they must be received by the Company at its principal offices in Spartanburg, South Carolina no later than December 22, 2006. Regarding stockholder proposals intended to be presented at the year 2007 Annual Meeting but not included in the proxy statement, pursuant to the Denny’s Corporation Bylaws, written notice of such proposals, to be timely, must be received by the Company no more than 90 days and no less than 60 days prior to the meeting. However, in the event that less than 70 days public notice of the date of the meeting is given, notice of such a stockholder proposal, to be timely, must be received not later than the close of business on the 10th day following the day on which the public notice of meeting was made. All such proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in the proposal’s underlying business not being eligible for transaction at the meeting.

Electronic Access to Future Proxy Materials and Annual Reports

Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold your Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a proxy card in the mail with instructions containing the Internet address of those materials. Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

FORM 10-K

A copy of the Company’s Form 10-K as filed with the SEC is available, without charge, upon written request directed to S. Alex Lewis, Senior Director, Treasury and Investor Relations, at the corporate address set forth above.

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders to be held May 24, 2006

•	You can now vote your shares electronically through the Internet or the telephone.

•	This eliminates the need to return the proxy card.

•	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET

www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY BY MAIL

DENNY’S CORPORATION

203 East Main Street, Spartanburg, SC 29319

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED OR IF YOUR PROXY IS NOT

PROPERLY COMPLETED AND RECEIVED BY MAY 22, 2006, YOUR SHARES WILL BE VOTED BY THE PLAN TRUSTEE “FOR” PROPOSALS 1 AND 2.

	Please mark your votes like this	☒

The Board of Directors recommends a vote “FOR” ALL nominees in Proposal 1 and Proposal 2.
1. To elect nine (9) directors				2.	A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 27, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees:		FOR ALL	WITHHELD FOR ALL
01 Vera K. Farris	06 Michael Montelongo	☐	☐
02 Vada Hill	07 Henry J. Nasella
03 Brenda J. Lauderback	08 Donald R. Shepherd
04 Nelson J. Marchioli	09 Debra Smithart-Oglesby			3.	To transact such other business as may properly come before the meeting.
05 Robert E. Marks

WITHHELD FOR: (Write that nominee’s name in the space provided below).

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature ____________________________	Signature ____________________________	Date ____________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Access to Denny’s Corporation shareholder account information and other shareholder services are available on the Internet!

Visit Continental Stock Transfer’s website at

www.continentalstock.com

for their Internet Shareholder Service –

ContinentaLink

Through this service, shareholders can change addresses, receive electronic forms and view account transaction history and dividend history.

To access this service, visit the website listed above. At “ContinentaLink” on the right side of the home page, select “Shareholder Log In.” From there, you can either “View a Sample Account” or you can sign-up (choose “First Time Visitor” then “New Member Sign-Up”). Guidance is provided on the website.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Robert E. Marks and Nelson J. Marchioli as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 28, 2006 at the Annual Meeting of Stockholders to be held on May 24, 2006 or any adjournment thereof.

(Continued, and to be marked, dated and signed on the other side.)

•	You can now vote your shares electronically through the Internet or the telephone.

•	This eliminates the need to return the proxy card.

•	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET

www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY BY MAIL	DENNY’S CORPORATION 203 East Main Street, Spartanburg, SC 29319 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes like this	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 and “FOR” PROPOSAL 2.

The Board of Directors recommends a vote “FOR” ALL nominees in Proposal 1 and Proposal 2.
1. To elect nine (9) directors				2.	A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 27, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees:		FOR ALL	WITHHELD FOR ALL
01 Vera K. Farris	06 Michael Montelongo	☐	☐
02 Vada Hill	07 Henry J. Nasella
03 Brenda J. Lauderback	08 Donald R. Shepherd
04 Nelson J. Marchioli	09 Debra Smithart-Oglesby			3.	To transact such other business as may properly come before the meeting.
05 Robert E. Marks

WITHHELD FOR: (Write that nominee’s name in the space provided below).

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature ____________________________	Signature ____________________________	Date ____________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

THIS AREA INTENTIONALLY LEFT BLANK

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Robert E. Marks and Nelson J. Marchioli as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 28, 2006 at the Annual Meeting of Stockholders to be held on May 24, 2006 or any adjournment thereof.

(Continued, and to be marked, dated and signed on the other side.)